Exhibit 99.12

Deer Consumer Products, Inc. Announces Litigation Against Seeking Alpha Blogger "Alfred Little", Affirms 2011 Financial Guidance and Dividend Policy

NEW YORK, March 28, 2011 /PRNewswire/ -- Deer Consumer Products, Inc.(Nasdaq:DEER - News) (website: http://www.deerinc.com/), one of the world's largest vertically integrated branded and ODM/OEM manufacturers of small home and kitchen appliances marketing to both global and China domestic consumers, announced today that DEER has filed a lawsuit in the Supreme Court of the State of New York against Seeking Alpha blogger "Alfred Little" and others, related to their numerous false "research reports" about DEER, which appear to be part of an orchestrated scheme to manipulate and depress DEER's stock.

DEER intends to pursue all legal means available to continue to defend the legal rights of the company and its shareholders against illegal short selling and market manipulation.

A copy of the complaint will be made available by the Company in its filing of this press release on Form 8-K with the Securities and Exchange Commission.

DEER IS REPRESENTED BY HIGHLY QUALIFIED LITIGATION COUNSEL:

DEER is represented by Robert Knuts, Esq. of Park & Jensen LLP in New York, who will lead the investigative and litigation efforts against “Alfred Little” and others. Mr. Knuts is a former senior SEC enforcement attorney specialized in investigating and litigating illegal short selling activities. From 1994 to 2003, Mr. Knuts served as a member of the SEC's Division of Enforcement in New York. In various supervisory positions at the SEC, Mr. Knuts directed investigations concerning market manipulation. He served as lead trial counsel for the SEC in contested litigations, and assisted the Department of Justice in parallel criminal/civil investigations. In 2001, Mr. Knuts received the SEC Division of Enforcement's highest honor, the Stanley Sporkin Award, for "exceptionally tenacious and insightful contributions" to the Enforcement program.

DEER AFFIRMS 2011 FINANCIAL GUIDANCE AND CASH DIVIDEND POLICY:

DEER confirms that its filings with the Securities and Exchange Commission, including its latest 8-K filing regarding its land ownership and its recent 10-K filing are accurate and comply with the law. As previously announced, Deer's initial quarterly cash dividend of $0.05 per share will be paid on April 14, 2011, to shareholders of record at the close of business on March 31, 2011. DEER looks forward to meeting and potentially exceeding the Company's previously issued 2011 financial guidance: revenues between $200 and $220 million, net income between $35 million and $37 million, and EPS (Earnings per Share) between $1.08 and $1.12.

DEER IS FOCUSED ON GROWING A STRONG COMPANY

DEER’s management team will continue to focus on building a strong company. DEER’s management is totally committed to corporate governance and enhancing long term shareholder value through our continued pursuit of corporate excellence and business expansion.

About Deer Consumer Products, Inc.

Deer Consumer Products, Inc. (Nasdaq:DEER - News) (website: www.deerinc.com/) is a NASDAQ Global Select Market listed U.S. company with its primary operations in China. Deer has a 17-year operating business as well as a strong balance sheet. Operated by Deer's founders and supported by more than 100 patents, trademarks, copyrights and approximately 2,000 employees, Deer is a leading designer, ODM/OEM manufacturer and global marketer of quality small home and kitchen electric appliances. Deer's product lines include blenders, juicers, personal care products and a large variety of other home appliances designed to make modern lifestyles easier and healthier. With a large global clientele and a rapidly expanding China domestic market footprint, Deer has experienced rapid growth in revenues and earnings in recent years.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the company's expectations. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect Deer's current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in Deer's filings with the Securities and Exchange Commission.

Contact Information:
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Corporate Contact:
Ms. Helen Wang, President
Deer Consumer Products, Inc.
Tel: 011-86-755-86028300
Email: investors@deerinc.com